Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of MMR Information Systems, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-149642 and 333-140737 and on Form S-8 Nos. 333-148164, 333-132755, and 333-122825 of our report dated March 29, 2010, with respect to the financial statements of MMR Information Systems, Inc. in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California

March 29, 2010